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Exhibit 23.2

[HULSEY, OLIVER & MAHAR LETTERHEAD]

July 6, 2004

GB&T Bancshares, Inc.
P.O. Box 2760
Gainesville, Georgia 30503

RE:	Proposed Merger of Lumpkin County Bank with and into GB&T Bancshares, Inc. and SEC Form S-4 (SEC File Number 333-114-750)

Dear Sirs:

        In connection with the above matter, we have issued two separate opinions to Lumpkin County Bank ("Lumpkin County") of even date herewith in our capacity as counsel to GB&T Bancshares, Inc ("GB&T"), in connection with that certain Agreement and Plan of Merger by and between GB&T and Lumpkin County Bank. Please consider this letter as our formal consent for the inclusion of both opinions as exhibits 5 and 8 to Amendment No. 1 of the Registration Statement on Form S-4 filed by GB&T in connection with the merger and for the discussion of the tax opinion and the use of the name of our firm within the body of the Registration Statement.

Very truly yours,
/s/ SAMUEL L. OLIVER
Samuel L. Oliver

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  Exhibit 23.2